EXHIBIT 99.3


                                                  February 5, 1997





SOCO Offshore, Inc.
A subsidiary of Snyder Oil Corporation
1221 Lamar, Suite 1200
Houston, Texas  77010

Gentlemen:

     At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold and royalty interests of SOCO Offshore, Inc. (SOCO) as of December 31, 1996. The subject properties are located in the state of Texas and in the federal waters offshore Louisiana and Texas. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future price and cost parameters.

     The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. December 1996 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from December 1996 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

                                                      SEC PARAMETERS
                                          Estimated Net Reserves and Income Data
                                        Certain Leasehold and Royalty Interests of
                                                    SOCO OFFSHORE, INC.
                                                 As of December 31, 1996
               ----------------------------------------------------------------------------------------

                                                                                PROVED
                                    ---------------------------------------------------------------------------------------
                                                     DEVELOPED                                                      TOTAL
                                    ---------------------------------------------
                                         PRODUCING               NON-PRODUCING             UNDEVELOPED              PROVED
                                    ------------------      ---------------------      ------------------       -------------------
NET REMAINING RESERVES
  OIL/CONDENSATE - BARRELS                1,130,123                 614,980                  35,461                 1,780,564
  GAS - MMCF                                 38,952                  14,712                   1,170                    54,834

INCOME DATA
  FUTURE GROSS REVENUE                 $182,774,740             $74,060,517              $5,589,874              $262,452,131
  DEDUCTIONS                             30,263,094              16,604,502               4,099,373                50,966,969
                                      --------------            ------------             -----------            --------------
  FUTURE NET INCOME (FNI)              $152,511,646             $57,456,015              $1,490,501              $211,458,162

  DISCOUNTED FNI @ 10%                 $139,086,667             $35,973,701              $  523,445              $175,583,813


                                                                              PROBABLE
                                   --------------------------------------------------------------------------------------------
                                                     DEVELOPED                                                       TOTAL
                                   -------------------------------------------
                                        PRODUCING             NON-PRODUCING              UNDEVELOPED               PROBABLE
                                   -----------------      --------------------       ------------------       -----------------
NET REMAINING RESERVES
  OIL/CONDENSATE - BARRELS                  274,627                    40,422                   37,763                 352,812
  GAS - MMCF                                  5,943                     3,903                    1,246                  11,092

INCOME DATA
  FUTURE GROSS REVENUE                  $30,479,322               $16,291,982               $5,952,614             $52,723,918
  DEDUCTIONS                                148,298                   752,249                    3,248                 903,795
                                      --------------            --------------           --------------          --------------
  FUTURE NET INCOME (FNI)               $30,331,024               $15,539,733               $5,949,366             $51,820,123

  DISCOUNTED FNI @ 10%                  $21,772,784               $ 8,181,240               $5,064,732             $35,018,756


                                                                                 POSSIBLE
                                     ----------------------------------------------------------------------------------------------
                                                       DEVELOPED                                                        TOTAL
                                     ---------------------------------------------
                                         PRODUCING               NON-PRODUCING              UNDEVELOPED               POSSIBLE
                                     ------------------      ---------------------      -------------------       -----------------
NET REMAINING RESERVES
  OIL/CONDENSATE - BARRELS                     239,006                         94                   37,568                 276,668
  GAS - MMCF                                     2,915                      1,122                    1,240                   5,277

INCOME DATA
  FUTURE GROSS REVENUE                     $17,440,154                 $4,316,005               $5,921,988             $27,678,147
  DEDUCTIONS                                   128,986                    128,251                    2,050                 259,287
                                         --------------               ------------           --------------          --------------
  FUTURE NET INCOME (FNI)                  $17,311,168                 $4,187,754               $5,919,938             $27,418,860

  DISCOUNTED FNI @ 10%                     $10,805,217                 $2,092,899               $4,990,695             $17,888,811

     Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.
     The future gross revenue is after the deduction of production taxes. The deductions are comprised of the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. at SOCO's request, gas imbalances for four fields were included in this report. The fields were Eugene Island 342, East Cameron 317/318, Eugene Island 324, and Eugene Island 198/199/202. Gas reserves account for approximately 83 percent and Liquid hydrocarbon reserves account for the remaining 17 percent of total future gross revenue from proved reserves.

     The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.

                                                          DISCOUNTED FUTURE NET INCOME
                                                            AS OF DECEMBER 31, 1996
                                   ---------------------------------------------------------------------
          DISCOUNT RATE                    TOTAL                       TOTAL                     TOTAL
             PERCENT                      PROVED                      PROBABLE                  POSSIBLE
      ----------------------       ---------------------        --------------------       ------------------
                 5                     $192,063,468                 $42,306,871               $21,991,600
                15                     $161,504,807                 $29,357,298               $14,751,966
                20                     $149,392,052                 $24,900,590               $12,326,477
                25                     $138,890,657                 $21,347,634               $10,429,946

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

RESERVES INCLUDED IN THIS REPORT

     The PROVED RESERVES included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The PROBABLE RESERVES and POSSIBLE RESERVES included herein conform to definitions of probable and possible reserves approved by the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers. The definitions of proved, probable, and possible reserves are included under the tab "Reserve Definitions and Pricing Assumptions" in this report.

     We have included probable and possible reserves and income in this report at the request of SOCO. These data are for SOCO's information only and should not be included in reports to the SEC according to the SEC guidelines. The probable reserves are less certain to be recovered than the proved reserves and reserves classified as possible are less certain to be recovered than those in the probable category. The reserves and income quantities attributable to the different reserve classifications that are included herein have not been adjusted to reflect the varying degrees of risk associated with them and thus are not comparable.

     The proved developed non-producing reserves included herein are comprised of shut-in and behind pipe categories. The probable developed non-producing reserves included herein are comprised of the behind pipe category. The possible developed non-producing reserves included herein are comprised of the behind pipe category. The various reserve status categories are defined under the tab "Reserve Definitions and Pricing Assumptions" in this report.

ESTIMATES OF RESERVES

     Producing reserves included herein were estimated by the performance method and the volumetric method. The performance method utilized extrapolations of various historical data. Non- producing and undeveloped reserves included herein were estimated by the volumetric method. All of the reserves included herein were based only on primary recovery

     The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

FUTURE PRODUCTION RATES

     Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by SOCO.

     We estimated that future gas production rates limited by allowables or marketing conditions will continue to be the same as the average rate for the latest available 12 months of actual production until such time that the well or wells are incapable of producing at this rate. The well or wells were then projected to decline at their decreasing delivery capacity rate.

     The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

HYDROCARBON PRICES

     SOCO furnished us with prices in effect at December 31, 1996 and these prices were held constant. In accordance with Securities and Exchange Commission guidelines, changes in liquid and gas prices subsequent to December 31, 1996 were not taken into account in this report. Future prices used in this report are discussed in more detail under the tab "Reserve Definitions and Pricing Assumptions" in this report.

COSTS

     Operating costs for leases and wells in this report were provided by SOCO. They were accepted without independent verification. SOCO informs us that these costs are representative of the historical costs directly applicable to the leases or wells. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

     Development costs were furnished to us by SOCO and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The estimated net cost of abandonment after salvage was included for all of the properties. The estimates of the net abandonment costs furnished by SOCO were accepted without independent verification.

     Current costs were held constant throughout the life of the properties.

GENERAL

     Table A presents a one line summary of proved reserve and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and income data for each of the subject properties. Table C presents a one line summary of initial basic data for each of the subject properties. Tables 1 through 212 present our estimated projection of production and income by years beginning January 1, 1997, by program, field, and lease or well.

     While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

     The estimates of reserves presented herein were based upon a detailed study of the properties in which SOCO owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. SOCO has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by SOCO were accepted without independent verification. The estimates presented in this report are based on data available through December 1996.

     Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

     This report was prepared for the exclusive use and sole benefit of SOCO Offshore, Inc. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                            Very truly yours,

                                            RYDER SCOTT COMPANY
                                            PETROLEUM  ENGINEERS




                                            Joseph E. Blankenship, P.E.
                                            Senior Petroleum Engineer
JEB/sw

Approved:

-------------------------------------
Joseph E. Magoto, P.E.
Group Vice President